Exhibit 8.1

BAKER DONELSON CENTER, SUITE 800
211 COMMERCE STREET
NASHVILLE, TENNESSEE 37201

MAILING ADDRESS:
P.O. BOX 190613
NASHVILLE, TENNESSEE 37219

PHONE:	615.726.5600
FAX:	615.726.0464

www.bakerdonelson.com

March 31, 2016

Community Healthcare Trust Incorporated

3326 Aspen Grove Drive, Suite 150

Franklin, Tennessee 37067

Re:                             Community Healthcare Trust Incorporated

Qualification as a Real Estate Investment Trust;

Information in Registration Statement under Heading

Material U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as counsel to Community Healthcare Trust Incorporated, a Maryland corporation (the “Company”), in connection with the registration of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, having an aggregate offering price of up to $98,325,000 (“Common Stock”) covered by the Registration Statement on Form S-11 (Registration No. 333-210397), and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the proposed public offering of the Shares, all of which are to be sold by the Company pursuant to the proposed form of underwriting agreement among the Company and the underwriters named therein filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).  You have requested our opinion regarding certain United States federal income tax matters.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In giving the opinions rendered below, we have examined the following documents:

1.                                      The charter of the Company, certified as of a recent date by the Department of Assessments and Taxation of the State of Maryland;

2.                                      The Company’s Bylaws;

3.                                      The Registration Statement;

4.                                      The Agreement of Limited Partnership of Community Healthcare OP, LP (the “Operating Partnership”) dated February 12, 2015; and

5.                                      Such other documents as we have deemed necessary or appropriate.

In connection with the opinions rendered below, we have assumed, with the consent of the Company and the Operating Partnership, that:

1.                                      each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended; and

2.                                      the facts contained in the Registration Statement are true and complete in all material respects.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations and covenants contained in that certain certificate dated March 31, 2016 and executed by W. Page Barnes as Chief Financial Officer of the Company (the “Officer’s Certificate”).  We have assumed that all representations of facts contained in the Officer’s Certificate are true and complete and that any representation of fact made “to the knowledge of” or similarly qualified is correct without such qualification.  To the extent such representations and covenants speak to the intended ownership or operations of the Company, we have assumed that the Company will in fact be owned and operated in accordance with such stated intent.

Although we have made such inquiries and investigations as we have deemed necessary, we have not undertaken an independent inquiry into or verification of all such facts either in the course of our representation of the Company or for the purpose of rendering this opinion.  We have reviewed all representations made to us to determine their reasonableness, and nothing has come to our attention that would cause us to question the accuracy of such representations, however we have no assurance that such representations are or will ultimately prove to be accurate.

Based on the documents and assumptions set forth above and the factual representations set forth in the Officer’s Certificate, we are of the opinion that:

(a)                                 Commencing with its taxable year ending December 31, 2015, the Company has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) pursuant to Sections 856 through 860 of the Internal Revenue Code (as amended, the “Code”), and the Company’s current and proposed method of operations as described in the Registration Statement and as represented to us by the Company will enable the Company to satisfy the requirements for such qualification and taxation as a REIT for such taxable year and thereafter; and

(b)                                 The descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the common stock of the Company.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We undertake no obligation to update the opinions expressed herein after the date of this letter.  This opinion letter is solely for the information and use of the addressee and the purchasers of the common stock of the Company pursuant to the Registration Statement (except as provided in the next paragraph), and it speaks only as of the date hereof.  Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement.  We hereby consent to the references to Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are in the category of the persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.